    As filed with the Securities and Exchange Commission on October 20, 2000
                                                Registration No. 33-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 ---------------

                               ARADIGM CORPORATION
             (Exact name of registrant as specified in its charter)

          CALIFORNIA                              3845                        94-3133088
(State or other jurisdiction of        (Primary Standard Industrial        (I.R.S. Employer
incorporation or organization)         Classification Code Number)        Identification No.)

                               3929 POINT EDEN WAY
                            HAYWARD, CALIFORNIA 94545
                                 (510) 265-9000
   (Address, including zip code, and telephone number, including area code of
                    Registrant's principal executive offices)

                                 ---------------

                               RICHARD P. THOMPSON
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               ARADIGM CORPORATION
                               3929 POINT EDEN WAY
                            HAYWARD, CALIFORNIA 94545
                                 (510) 265-9000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 ---------------

                                   Copies to:
                                 JAMES C. KITCH
                                 JAMIE E. CHUNG
                               COOLEY GODWARD LLP
                              FIVE PALO ALTO SQUARE
                               3175 HANOVER STREET
                           PALO ALTO, CALIFORNIA 94304
                                 (650) 843-5000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=========================================================================================
                                         PROPOSED MAXIMUM
          TITLE OF CLASS OF                  AGGREGATE                AMOUNT OF
     SECURITIES TO BE REGISTERED          OFFERING PRICE         REGISTRATION FEE (1)
-----------------------------------------------------------------------------------------
COMMON STOCK, no par value and related
rights to purchase Series A Junior
Participating Preferred Stock               $50,000,000                $13,200
=========================================================================================

(1) Calculated in accordance with Rule 457(o) of the Securities Act of 1933.

                                 ---------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED OCTOBER 20, 2000

                                   PROSPECTUS

                                 [COMPANY LOGO]

                  $50,000,000 Aggregate Amount of Common Stock

                                    ---------



    This prospectus will allow us to issue shares of our common stock over time. This means:

    - we will provide a prospectus supplement each time we issue shares of our common stock;

    - the prospectus supplement will inform you about the specific terms of that offering and also may add, update or change information contained in this document; and

    - you should read this document and any prospectus supplement carefully before you invest.

    Our common stock is listed on The Nasdaq Market's National Market under the symbol "ARDM." On October 19, 2000, the last reported sale price for our common stock was $21.44 per share.

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 3.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is              .

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY .....................................................       2

THE COMPANY ............................................................       2

THE OFFERING ...........................................................       2

RISK FACTORS ...........................................................       3

FORWARD LOOKING STATEMENTS .............................................      11

USE OF PROCEEDS ........................................................      12

PLAN OF DISTRIBUTION ...................................................      13

WHERE YOU CAN FIND MORE INFORMATION ....................................      14

LEGAL MATTERS ..........................................................      14

EXPERTS ................................................................      14

                                 ---------------

    YOU SHOULD RELY ONLY ON THE INFORMATION OR REPRESENTATIONS PROVIDED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY DIFFERENT INFORMATION OR TO MAKE ANY DIFFERENT REPRESENTATIONS IN CONNECTION WITH ANY OFFERING MADE BY THIS PROSPECTUS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY DATE AFTER THE DATE OF THIS PROSPECTUS.

                                 ---------------

    ARADIGM(TM) AND AERX(TM) ARE TRADEMARKS OF THE COMPANY. THIS PROSPECTUS ALSO INCLUDES TRADEMARKS OWNED BY OTHER PARTIES.

                               PROSPECTUS SUMMARY

    This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors appearing under "Risk Factors" and elsewhere in this prospectus.

    The following summary does not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and other information incorporated by reference in this prospectus, before making an investment decision.

                                   THE COMPANY

                               ARADIGM CORPORATION

    We are a leading developer of advanced pulmonary drug delivery systems for the treatment of systemic conditions as well as lung diseases. Our hand-held AERx(R) platform is being designed for the rapid and reproducible delivery of a wide range of pharmaceutical drugs and biotech compounds via the lung. We believe that our non-invasive AERx systems, which have been shown in clinical studies to achieve performance equivalent to injection, will be a welcome alternative to injection-based drug delivery. In addition, our systems may improve therapeutic efficacy in cases where other existing drug delivery methods, such as pills, transdermal patches or inhalers, are too slow or imprecise.

    We were incorporated in California in January 1991. Our principal executive offices are located at 3929 Point Eden Way, Hayward, CA 94545, and our telephone number is (510) 265-9000. Our Internet address is www.aradigm.com. The information on our website is not incorporated by reference into this prospectus.

                                  THE OFFERING

Common stock offered by Aradigm .........    We may offer shares of our common
                                             stock from time to time under this
                                             prospectus at prices and on terms
                                             to be determined at the time of the
                                             offering. Each time we offer shares
                                             of our common stock, we will
                                             provide a prospectus supplement
                                             that will inform you about the
                                             specific terms of that offering and
                                             also may add, update or change
                                             information contained in this
                                             document.

Use of proceeds .........................    For process development and capital
                                             expenditures necessary to increase
                                             manufacturing capacity, to fund
                                             research and development efforts
                                             and for working capital and general
                                             corporate purposes. See "Use of
                                             Proceeds."

Nasdaq National Market symbol ...........    ARDM



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

                                  RISK FACTORS

    An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. You should carefully consider the factors described below in addition to other information contained in this prospectus or incorporated by reference into this prospectus before purchasing our shares. Additional risks and uncertainties not presently known to us or that we currently see as immaterial may also impair our business operations.

WE ARE AN EARLY STAGE COMPANY.

    You must evaluate us in light of the uncertainties and complexities present in an early stage company. Virtually all of our potential products are in an early stage of research or development. We cannot assure you that:

    -   our research and development efforts will be successful;

    -   any potential products will be proven safe and effective;

    - regulatory clearance or approval to sell any potential products will be obtained; or

    - any of our potential products can be manufactured in commercial quantities or at an acceptable cost or marketed successfully.

WE HAVE A HISTORY OF LOSSES AND ANTICIPATE FUTURE LOSSES.

    We have never been profitable, and through December 31, 1999, we have incurred a cumulative deficit of approximately $74.9 million. We expect to continue to incur substantial losses over at least the next several years as we:

    -   expand our research and development efforts;

    -   expand our preclinical and clinical testing activities;

    -   expand our manufacturing efforts; and

    -   plan and build our commercial production capabilities.

    To achieve and sustain profitability, we must, alone or with others, develop, obtain regulatory approval for, manufacture, market and sell products using our drug delivery platform. We cannot assure investors that we will generate sufficient product or contract research revenue to become profitable or to sustain profitability.

WE MAY NOT BE ABLE TO DEVELOP PRODUCTS SUCCESSFULLY.

    Our AERx systems are at an early stage of development and we are currently testing them using hand-held prototypes. Before we can begin to sell the AERx systems commercially, we will need to invest in substantial additional development and conduct preclinical and clinical testing. In order to further develop our AERx systems, we will need to address engineering and design issues, which include ensuring that the AERx systems can deliver a reproducible amount of drug into the bloodstream and can be manufactured successfully as hand-held systems. We cannot assure investors that we will be successful in addressing these design, engineering and manufacturing issues. Additionally, we will need to formulate and package drugs for delivery by our AERx systems. We cannot assure investors that we will be able to do this successfully.

    Even if our pulmonary delivery technology is commercially feasible, it may not be commercially acceptable across a range of large and small molecule drugs. For the AERx systems to be commercially viable, we will need to demonstrate that drugs delivered by the AERx systems:

    -   are safe and effective;



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

    - will not be subject to physical or chemical instability over time and under differing storage conditions; and

    - do not suffer from other problems that would affect commercial viability.

    While our development efforts are at different stages for different products, we cannot assure investors that we will successfully develop any products. We may also abandon some or all of our proposed products. If we cannot develop potential products in a timely manner, our business will be impaired.

WE MAY NOT BE ABLE TO COMMERCIALIZE OUR PRODUCTS SUCCESSFULLY.

    Our success in commercializing our products depends on many factors, including acceptance by health care professionals and patients. Their acceptance of our products will largely depend on our ability to demonstrate our products' ability to compete with alternate delivery systems with respect to:

    -   safety;

    -   efficacy;

    -   ease of use; and

    -   price.

    We cannot assure investors that our products will be competitive with respect to these factors or that our partners will be able to successfully market any of them in a timely manner.

WE DEPEND ON COLLABORATIVE PARTNERS AND NEED ADDITIONAL COLLABORATIVE PARTNERS.

    Our commercialization strategy depends on our ability to enter into agreements with collaborative partners. In particular, our ability to successfully develop and commercialize the AERx Respiratory Management System depends on our development partnership with Genentech, Inc., our ability to successfully develop and commercialize the AERx Diabetes Management System depends on our development partnership with Novo Nordisk A/S and our ability to successfully develop and commercialize the AERx Pain Management System depends on our development partnership with SmithKline Beecham, plc. Novo Nordisk and SmithKline Beecham have agreed to:

    -   undertake certain collaborative activities with us;

    -   design and conduct advanced clinical trials;

    -   fund research and development activities with us;

    -   pay us fees upon achievement of certain milestones; and

    - purchase product at a defined premium, pay royalties and/or share gross profits if and when we commercialize a product.

Genentech has agreed to:

    -   undertake certain collaborative activity with us;

    -   lend us money to pay our research and development costs;

    -   pay us fees upon achievement of certain milestones; and



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

    - purchase product from us at a defined premium if and when we commercialize a product.

    The development and commercialization of these systems will be delayed if Genentech, Novo Nordisk or SmithKline Beecham fail to conduct these collaborative activities in a timely manner or at all. In addition, our development partners could terminate these agreements and we cannot assure investors that we will receive any development and milestone payments. If we do not receive development funds or achieve milestones set forth in the agreements, or if any of our development partners breach or terminate their agreement, our business will be impaired. In addition, if Genentech terminates its agreement with us due to a technical failure of our development program for dornase alfa, we may be required to repay the loans Genentech makes to us to fund our work.

    We will also need to enter into agreements with other corporate partners to conduct the clinical trials, manufacturing, marketing and sales necessary to commercialize other potential products. In addition, our ability to apply the AERx system to any proprietary drugs will depend on our ability to establish and maintain corporate partnerships or other collaborative arrangements with the holders of proprietary rights to such drugs. We cannot assure investors that we will be able to establish such additional corporate partnerships or collaborative arrangements on favorable terms or at all, or that our existing or future corporate partnerships or collaborative arrangements will be successful. Nor can we assure investors that existing or future corporate partners or collaborators will not pursue alternative technologies or develop alternative products either on their own or in collaboration with others, including our competitors. We could have disputes with our existing or future corporate partners or collaborators. Any such disagreements could lead to delays in the research, development or commercialization of any potential products or could result in time-consuming and expensive litigation or arbitration, which may not be resolved in our favor. If any of our corporate partners or collaborators do not develop or commercialize any product to which it has obtained rights from us, our business could be impaired.

WE HAVE LIMITED MANUFACTURING EXPERIENCE.

    We have only limited manufacturing experience. We have only validated a single clinical manufacturing facility for disposable packets for our various AERx systems. We anticipate spending significant amounts to attempt to provide for the high-volume manufacturing required for multiple AERx products, and much of this spending will occur before our products are approved. We cannot assure investors that:

    - the design requirements of the AERx system will make it feasible for us to develop it beyond the current prototype;

    - manufacturing and quality control problems will not arise as we attempt to scale-up; or

    - any scale-up can be achieved in a timely manner or at a commercially reasonable cost.

Failure to address these issues could delay or prevent late-stage clinical testing and commercialization of our products.

    We are building our own manufacturing capabilities for the production of key components of our AERx drug delivery systems. We plan to internally produce the disposable nozzles, assemble the disposable unit-dose packets and fill the drug into the unit-dose packets. We have limited experience in manufacturing disposable unit-dose packets and there can be no assurance that we can successfully do so in high volumes, in a timely manner, at an acceptable cost or at all.

    We intend to use contract manufacturers to produce key components, assemblies and subassemblies in the clinical and commercial manufacturing of our AERx devices. We cannot assure investors that we will be able to enter into or maintain satisfactory contract manufacturing arrangements. Certain components of our products may be available, at least initially, only from single sources. We cannot assure investors that we could find alternate suppliers for any of these components. A delay of or interruption in production resulting from any supply problem could have a material adverse effect on our business.

WE WILL NEED ADDITIONAL CAPITAL AND OUR ABILITY TO FIND ADDITIONAL FUNDING IS UNCERTAIN.

    Our operations to date have consumed substantial and increasing amounts of cash. We expect the negative cash flow from operations to continue in the foreseeable future. We will need to commit substantial funds to develop our technology and proposed products. We will have to continue conducting costly and time-consuming research and preclinical and clinical testing to develop, refine and commercialize our technology and proposed products. Our future capital requirements will depend on many factors, including:

    - progress in researching and developing our technology and drug delivery systems;

    - our ability to establish and maintain favorable collaborative arrangements with others;

    -   progress with preclinical studies and clinical trials;

    -   time and costs to obtain regulatory approvals;

    -   costs of development and the rate we expand our production technologies;

    - costs of preparing, filing, prosecuting, maintaining and enforcing patent claims; and

    -   our need to acquire licenses or other rights to technology.

Since inception, we have financed our operations primarily through public and private equity financings, equipment lease financings, contract research funding and interest earned on investments.

    We anticipate that we will be able to maintain our current and planned operations through the end of 2001 with the proceeds from this offering, our existing resources, anticipated payments from our existing corporate partners and projected interest income. Depending on the timing and nature of additional development collaborations, we may need to raise additional funds to fund operations beyond that period. Our cash requirements may change because of our research and development efforts, including capital expenditures and funding preclinical and clinical trials and manufacturing capacity. We may seek additional funding through collaborations or through public or private equity financings. We cannot assure investors that additional financing will be available on acceptable terms or at all. If we raise additional funds by issuing equity securities, substantial dilution to shareholders may result. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or obtain funds through arrangements with collaborative partners or others. Such arrangements might require us to relinquish rights to certain of our technologies or products that we would not otherwise relinquish.

WE DEPEND UPON PROPRIETARY TECHNOLOGY AND THE STATUS OF PATENTS AND PROPRIETARY TECHNOLOGY IS UNCERTAIN.

    Our success will depend to a significant extent on our ability to obtain and enforce patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. Because the field of aerosolized drug delivery is crowded and a substantial number of patents have been issued and because patent positions can be highly uncertain and frequently involve complex legal and factual questions, the breadth of claims obtained in any application or the enforceability of our patents cannot be predicted. Commercialization of pharmaceutical products can also be subject to substantial delays as a result of the time required for product development, testing and regulatory approval.

    We also seek to protect some of these inventions through foreign counterpart applications in selected other countries. Statutory differences in patentable subject matter may limit the protection we can obtain on some of our inventions outside of the United States. For example, methods of treating humans are not patentable in many countries outside of the United States. These and other issues may limit the patent protection we will be able to secure outside of the United States.

    The coverage claimed in a patent application can be significantly reduced before a patent is issued, either in the United States or abroad. Consequently, we do not know whether any of our pending or future patent applications



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

will result in the issuance of patents or, to the extent patents have been issued or will be issued, whether these patents will be subjected to further proceedings limiting their scope, will provide significant proprietary protection or competitive advantage, or will be circumvented or invalidated. Furthermore, patents already issued to us or our pending applications may become subject to dispute, and any disputes could be resolved against us. For example, Eli Lilly and Company has brought an action against us seeking to have one or more employees of Eli Lilly named as co-inventors on one of our patents. In addition, because patent applications in the United States are currently maintained in secrecy until patents are issued, and patent applications in certain other countries generally are not published until more than 18 months after they are first filed, and because publication of discoveries in scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first creator of inventions covered by pending patent applications or that we were the first to file patent applications on such inventions.

    Our policy is to require our officers, employees, consultants and advisors to execute proprietary information and invention and assignment agreements upon commencement of their relationships with us. There can be no assurance, however, that these agreements will provide meaningful protection for our inventions, trade secrets or other proprietary information in the event of unauthorized use or disclosure of such information.

    We also execute confidentiality agreements with outside collaborators and consultants. However, disputes may arise as to the ownership of proprietary rights to the extent that outside collaborators or consultants apply technological information developed independently by them or others to our projects, or apply our technology to other projects, and there can be no assurance that any such disputes would be resolved in our favor.

    We may incur substantial costs if we are required to defend ourselves in patent suits brought by third parties. These legal actions could seek damages and seek to enjoin testing, manufacturing and marketing of the accused product or process. In addition to potential liability for significant damages, we could be required to obtain a license to continue to manufacture or market the accused product or process and there would be no assurance that any license required under any such patent would be made available to us on acceptable terms, if at all. Litigation may also be necessary to enforce our patents against others or to protect our know-how or trade secrets. Such litigation could result in substantial expense, and there can be no assurance that any litigation would be resolved in our favor.

WE MAY NOT OBTAIN REGULATORY APPROVAL FOR OUR PRODUCTS ON A TIMELY BASIS, OR AT ALL.

    All medical devices and new drugs, including our products under development, are subject to extensive and rigorous regulation by the federal government, principally the Food and Drug Administration, or FDA, and by state and local government agencies. Such regulations govern the development, testing, manufacture, labeling, storage, approval, advertising, promotion, sale and distribution of such products. Medical devices or drug products that are marketed abroad are also subject to regulation by foreign governments.

    The process for obtaining FDA approvals for drug products is generally lengthy, expensive and uncertain. Securing FDA approvals often requires applicants to submit extensive clinical data and supporting information to the FDA. Even if granted, the FDA can withdraw product clearances and approvals for failure to comply with regulatory requirements or upon the occurrence of unforeseen problems following initial marketing.

    We cannot assure investors that we will be able to obtain necessary regulatory approvals on a timely basis, if at all, for any of our potential products. Even if granted, regulatory approvals may include significant limitations on the uses for which products may be marketed. Moreover, we cannot assure investors that any required approvals, once obtained, will not be withdrawn or that we will remain in compliance with other regulatory requirements. If we (or manufacturers of our components) fail to comply with applicable FDA and other regulatory requirements, we (and they) are subject to sanctions, including:

    -   warning letters;

    -   fines;

    -   product recalls or seizures;

    -   injunctions;



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

    - refusals to permit products to be imported into or exported out of the United States;

    -   withdrawals of previously approved marketing applications; and

    -   criminal prosecutions.

    Manufacturers of drugs also are required to comply with the applicable Good Manufacturing Practices, or GMP, requirements, which relate to product testing, quality assurance and maintaining records and documentation. We cannot assure investors that we will be able to comply with the applicable GMP and other FDA regulatory requirements for manufacturing as we expand our manufacturing operations, which would impair our business.

    In addition, to market our products in foreign jurisdictions, we and our partners must obtain required regulatory approvals from foreign regulatory agencies and comply with extensive regulations regarding safety and quality. We cannot assure investors that we will obtain regulatory approvals in such jurisdictions or that we will not be required to incur significant costs in obtaining or maintaining any foreign regulatory approvals. If approvals to market our products are delayed, if we fail to receive these approvals, or if we lose previously received approvals, our business would be impaired.

    Because certain of our clinical studies involve narcotics, we are registered with the Drug Enforcement Agency, or DEA, and our facilities are subject to inspection and DEA export, import, security and production quota requirements. We cannot assure investors that we will not be required to incur significant costs to comply with DEA regulations in the future or that such regulations will not otherwise harm our business.

THE RESULTS OF PRECLINICAL AND CLINICAL TESTING ARE UNCERTAIN.

    Before we can file for regulatory approval for the commercial sale of our potential AERx products, the FDA will require extensive preclinical and clinical testing to demonstrate their safety and efficacy. To date, we have tested prototype patient-operated versions of our AERx systems with morphine, insulin and dornase alfa on a limited number of individuals in Phase I and Phase II clinical trials. If we do not or cannot complete these trials or progress to more advanced clinical trials, we may not be able to commercialize our AERx products.

    Completing clinical trials in a timely manner depends on, among other factors, the enrollment of patients. Our ability to recruit patients depends on a number of factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Delays in planned patient enrollment in our current or future clinical trials may result in increased costs, program delays or both.

    Although we believe the limited data we have regarding our potential products is encouraging, the results of initial preclinical and clinical testing do not necessarily predict the results that we will get from subsequent or more extensive preclinical and clinical testing. Furthermore, we cannot assure investors that clinical trials of these products will demonstrate that these products are safe and effective to the extent necessary to obtain regulatory approvals. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in advanced clinical trials, even after promising results in earlier trials. If we cannot adequately demonstrate that any therapeutic product we are developing is safe and effective, regulatory approval of that product would be delayed or prevented, which would impair our business.

    We are also developing applications of our AERx platform for the delivery of other compounds. These applications are in an early stage of development and we do not yet know the degree of testing and development that will be needed to obtain necessary marketing approvals from the FDA and other regulatory agencies. We cannot assure investors that these applications will prove to be viable or that any necessary regulatory approvals will be obtained in a timely manner, if at all.

    In addition, the FDA may require us to provide clinical data beyond what is currently planned to demonstrate that the chronic administration of drugs delivered via the lung for systemic effect is safe. We cannot assure investors that we will be able to present such data in a timely manner, or at all.



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

WE ARE IN A HIGHLY COMPETITIVE MARKET AND OUR COMPETITORS MAY DEVELOP ALTERNATIVE THERAPIES.

    We are in competition with pharmaceutical, biotechnology and drug delivery companies, hospitals, research organizations, individual scientists and nonprofit organizations engaged in the development of alternative drug delivery systems or new drug research and testing, as well as with entities producing and developing injectable drugs. We are aware of a number of companies currently seeking to develop new products and non-invasive alternatives to injectable drug delivery, including oral delivery systems, intranasal delivery systems, transdermal systems, bucal and colonic absorption systems. Several of these companies may have developed or are developing dry powder devices that could be used for pulmonary delivery. Many of these companies and entities have greater research and development capabilities, experience, manufacturing, marketing, financial and managerial resources than we do. Accordingly, our competitors may succeed in developing competing technologies, obtaining FDA approval for products or gaining market acceptance more rapidly than we can.

WE DEPEND ON KEY PERSONNEL AND MUST CONTINUE TO ATTRACT AND RETAIN KEY
EMPLOYEES.

    We depend on a small number of key management and technical personnel. Losing any of these key employees could harm our business and operations. Our success also depends on our ability to attract and retain additional highly qualified marketing, management, manufacturing, engineering and research and development personnel. We face intense competition in our recruiting activities and may not be able to attract or retain qualified personnel.

WE MAY BE EXPOSED TO PRODUCT LIABILITY.

    Researching, developing and commercializing medical devices and therapeutic products entails significant product liability risks. The use of our products in clinical trials and the commercial sale of such products may expose us to liability claims. These claims might be made directly by consumers or by pharmaceutical companies or others selling such products.

    Companies often address the exposure of such risk by obtaining product liability insurance. Although we currently have product liability insurance, we cannot assure investors that we can maintain such insurance or obtain additional insurance on acceptable terms, in amounts sufficient to protect our business, or at all. A successful claim brought against us in excess of our insurance coverage would have a material adverse effect on our business.

THIRD-PARTY REIMBURSEMENT FOR OUR PRODUCTS IS UNCERTAIN.

    In both domestic and foreign markets, sales of our potential products depend in part on the availability of reimbursement from third-party payors such as government health administration authorities, private health insurers and other organizations. Third-party payors often challenge the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. We cannot assure investors that any of our products will be reimbursable by third-party payors. In addition, we cannot assure investors that our products will be considered cost-effective or that adequate third-party reimbursement will be available to enable us to maintain price levels sufficient to realize a profit. Legislation and regulations affecting the pricing of pharmaceuticals may change before our products are approved for marketing and any such changes could further limit reimbursement.

WE USE HAZARDOUS MATERIALS.

    Our operations involve use of hazardous and toxic materials, chemicals and various radioactive compounds and generate hazardous, toxic and radioactive wastes. Although we believe that our safety procedures for handling and disposing of such materials comply with all state and federal regulations and standards, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result and such liability could exceed the resources of our business.

OUR STOCK PRICE IS LIKELY TO REMAIN VOLATILE AND INVESTORS MAY LOSE ALL OR A PART OF THEIR INVESTMENT.

    The market prices for securities of many companies in the drug delivery industry, including ours, have historically been highly volatile, and the market from time to time has experienced significant price and volume fluctuations unrelated to the operating performance of particular companies. As a result, investors may be unable to sell their shares of common stock at or above the offering price. Prices for our common stock may be influenced by many factors, including:

    -   investor perception of us;

    -   analyst recommendations;

    -   fluctuations in our operating results;

    -   market conditions relating to the drug delivery industry;

    - announcements of technological innovations or new commercial products by us or our competitors;

    - publicity regarding actual or potential developments relating to products under development by us or our competitors;

    -   failure to establish new collaborative relationships;

    -   developments or disputes concerning patent or proprietary rights;

    -   delays in the development or approval of our product candidates;

    -   regulatory developments in both the United States and foreign countries;

    -   public concern as to the safety of drug delivery technologies;

    -   period-to-period fluctuations in financial results;

    -   future sales of substantial amounts of common stock by shareholders; or

    -   economic and other external factors.

    In the past, class action securities litigation has often been instituted against companies following periods of volatility in the market price of their securities. Any such litigation instigated against us could result in substantial costs and a diversion of management's attention and resources.

WE HAVE IMPLEMENTED CERTAIN ANTI-TAKEOVER PROVISIONS.

    Certain provisions of the our articles of incorporation and the California General Corporation Law could discourage a third party from acquiring, or make it more difficult for a third party to acquire, control of us without approval of the our board of directors. Such provisions could also limit the price that certain investors might be willing to pay in the future for shares of common stock. Certain of such provisions allow the board of directors to authorize the issuance of preferred stock with rights superior to those of the common stock. We are also subject to the provisions of Section 1203 of the California General Corporation Law which requires a fairness opinion to be provided to our shareholders in connection with their consideration of any proposed "interested party" reorganization transaction.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward looking statements, which include statements based on our current expectations, assumptions, estimates and projections about us and our industry, including statements about the timing and results of clinical trials, regulatory approval, the establishment of corporate partnering arrangements, the anticipated commercial introduction of our products and the timing of our cash requirements. Words such as "believes," "anticipates," "expects," "intends," "plans" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying these statements. Actual results could differ materially from those projected in any forward-looking statements for the reasons detailed in "Risk Factors" or elsewhere in this prospectus. Before you decide to invest in our common stock, you should be aware that if any of the events described in the "Risk Factors" section and elsewhere in this prospectus occur, they could have an adverse affect on our business. We assume no obligation to update any forward-looking statement.

                                 USE OF PROCEEDS

    We cannot guarantee that we will receive any proceeds in connection with this offering.

    We anticipate using the net proceeds of the offering for process development and capital expenditures necessary to increase our manufacturing capacity, to fund our research and development efforts and for working capital and general corporate purposes. Our management has broad discretion in determining how the proceeds of this offering will be applied. Pending such uses, the net proceeds of this offering will be invested in short-term, investment grade, interest-bearing securities.

    We have not identified precisely the amounts we plan to spend on each of these areas or the timing of such expenditures. Proceeds of this offering may also be used to acquire companies or products that complement our business, although we are not planning or negotiating any such transactions as of the date of this prospectus. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including continued progress and the results of the research and development of our technology and drug delivery systems, our ability to establish and maintain favorable collaborative arrangements with others, progress with preclinical studies and clinical trials and the results thereof, the time and costs involved in obtaining regulatory approvals, the cost of development and the rate of scale-up of our production technologies, the cost involved in preparing, filing, prosecuting, maintaining and enforcing patent claims, and the need to acquire licenses or other rights to new technology.

                              PLAN OF DISTRIBUTION

    We may offer the shares of common stock:

    -   directly to purchasers;

    -   to or through underwriters;

    -   through dealers, agents or institutional investors; or

    -   through a combination of such methods.

    Regardless of the method used to sell the common stock, we will provide a prospectus supplement that will disclose:

    - the identity of any underwriters, dealers, agents or investors who purchase the securities;

    - the material terms of the distribution, including the amount sold and the consideration paid;

    - the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents;

    - the terms of any identification provisions, including indemnification from liabilities under the federal securities laws; and

    - the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of the securities.

                       WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information filed by us may be inspected and copied at the Commission's Public Reference Section located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W, Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The Commission also makes electronic filings publicly available on the Internet. The Commission's Internet address is http://www.sec.gov. The Commission's web site also contains reports, proxy and information statements and other information regarding us that has been filed with the Commission. Our common stock is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning us may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

    This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the Commission under the Securities Act of 1933, as amended, including amendments thereto relating to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement.

    The Commission allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. Further, all filings we make under the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

        (i) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as amended, including all material incorporated by reference therein;

        (ii) Our Definitive Proxy Statement dated April 21, 2000 filed in connection with our 2000 Annual Meeting of Stockholders;

        (iii) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

        (iv) The description of the common stock contained in our Registration Statement on Form 8-A.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents that have been incorporated by reference herein (not including exhibits to such documents, unless such exhibits are specifically incorporated by reference herein or into such documents). Such request may be directed to: Investor Relations Department, Aradigm Corporation, 3929 Point Eden Way, Hayward, California 94545.

                                  LEGAL MATTERS

    For the purpose of this offering, Cooley Godward LLP, San Francisco, California is giving an opinion of the validity of the issuance of the securities offered in this prospectus.

                                     EXPERTS

    Ernst & Young LLP, independent auditors have audited our financial statements included in our Annual Report on form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM: 14.      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the shares of common stock being registered. All the amounts shown are estimates except for the registration fee.

Securities and Exchange Commission Registration fee ...........         $ 13,200
Nasdaq National Market Additional Shares Listing fee ..........         $ 17,500
Legal fees and expenses .......................................         $ 50,000
Accounting fees and expenses ..................................         $ 50,000
Miscellaneous .................................................         $ 19,300
                                                                        --------
               Total ..........................................         $150,000
                                                                        ========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

        The Company's Amended and Restated Articles of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by California law and (ii) permit the Company to indemnify its directors and officers, employees and other agents to the fullest extent permitted by the California Corporations Code (the "Corporations Code"). Pursuant to Section 317 of the Corporations Code, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against any expenses incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of a corporation, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate liability for breach of the directors duty of loyalty to the Company or its shareholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for any transaction from which the director derived an improper personal benefit or for any willful or negligent payment of any unlawful dividend.

        The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by mason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)     Exhibits

   EXHIBIT
   NUMBER        DESCRIPTION OF DOCUMENT
     5.1*        Opinion of Cooley Godward LLP

    23.1         Consent of Ernst & Young LLP, Independent Auditors.

    23.3*        Consent of Cooley Godward LLP. Reference is made to Exhibit
                 5.1.

    24.1         Power of Attorney.  See signature page.


----------

*    To be filed by amendment.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registration Certificate of Incorporation, Bylaws, indemnification agreements or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) To include any material information with respect to the distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is conformed in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) of section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hayward, State of California, on the 19th day of October, 2000.

                                        ARADIGM CORPORATION


                                        By: /s/ Richard P. Thompson
                                           -------------------------------------
                                             Richard P. Thompson
                                             President, Chief Executive Officer
                                             and Director


        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints jointly and severally, Richard P. Thompson and Norman Halleen, and each or any one of them, his or her true and lawful attorney-in-fact and agent, each with the full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any way and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule 462) to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on the 19th day of October, 2000.

                NAME                                     TITLE                            DATE
                ----                                     -----                            ----

/s/ RICHARD P. THOMPSON                     President, Chief Executive Officer       October 19, 2000
------------------------------------        and Director (Principal Executive
        RICHARD P. THOMPSON                 Officer)


/s/ NORMAN HALLEEN                          Vice President, Finance and              October 19, 2000
------------------------------------        Administration and Chief Financial
           NORMAN HALLEEN                   Officer (Principal Financial and
                                            Accounting Officer)


/s/ REID M. RUBSAMEN, M.D.                  Secretary and Director                   October 19, 2000
------------------------------------
       REID M. RUBSAMEN, M.D.


                                            Director                                 __________, 2000
------------------------------------
           FRANK H. BARKER


/s/ WAYNE I. ROE                            Director                                 October 19, 2000
------------------------------------
            WAYNE I. ROE


/s/ VIRGIL D. THOMPSON                      Director                                 October 19, 2000
------------------------------------
         VIRGIL D. THOMPSON

                                 EXHIBIT INDEX

 Exhibit
 Number             Description of Document
 -------            -----------------------
  5.1*              Opinion of Cooley Godward LLP

 23.1               Consent of Ernst & Young LLP, Independent
                    Auditors.

 23.3* Consent of Cooley Godward LLP. Reference is made to Exhibit 5.1.

 24.1               Power of Attorney. See signature page.

-----------------
 * To be filed by amendment.